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Whiting Petroleum Corporation

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Mile High Center 1700 Broadway, Suite 2300 Denver, CO 80290-2300 T/ 303.837.1661 F/ 303.861.4023

Company contact:	Eric Hagen, Vice President, Investor Relations 303.837.1661 or Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces

Kodiak Oil & Gas Corp. Obtains Interim Order

in Connection with Proposed Acquisition

DENVER – October 22, 2014 – Whiting Petroleum Corporation (NYSE: WLL) (“Whiting”) today announced that, in connection with its previously announced agreement to acquire Kodiak Oil & Gas Corp. (NYSE: KOG) (“Kodiak”), Kodiak has obtained an interim order from the British Columbia Supreme Court authorizing, among other procedural matters, the calling and holding of a special meeting of Kodiak’s securityholders to be held on December 3, 2014 at 8:00 am Mountain Time to vote on matters related to the proposed acquisition.

As previously announced, Whiting has scheduled a special meeting of Whiting stockholders to consider and vote upon the issuance of Whiting common stock in connection with the acquisition of Kodiak on December 3, 2014 at 8:30 am Mountain Time.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange.

Forward-Looking Statements

This news release contains statements that Whiting believes to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the ability to obtain shareholder and court approvals for the Whiting acquisition of Kodiak (the “Kodiak Acquisition”); the ability to complete the Kodiak Acquisition on the anticipated terms and timetable; Whiting’s and Kodiak’s ability to integrate successfully after the Kodiak Acquisition and achieve anticipated benefits from the Kodiak Acquisition; the possibility that various closing conditions for the Kodiak Acquisition may not be satisfied or waived; risks relating to any unforeseen liabilities of Whiting or Kodiak; declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; the ability to obtain sufficient quantities of carbon dioxide necessary to carry out enhanced oil recovery projects; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to the level of indebtedness and periodic redeterminations of the borrowing base under Whiting’s amended credit agreement; ability to generate sufficient cash flows from operations to meet the internally funded portion of Whiting’s and Kodiak’s capital expenditures budgets; ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on results of operations; failure of properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; and other risks described under “Risk Factors” in the Consent Solicitation Statement/Prospectus Supplement dated October 6, 2014, Whiting’s Annual Report on Form 10-K for

the year ended December 31, 2013, Whiting’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, Kodiak’s Annual Report on Form 10-K for the year ended December 31, 2013 and Kodiak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.